Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact: Investor Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551 James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
October 29, 2008	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
2008 Third Quarter and Year-to-Date Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced a loss of $3.1 million, or basic net loss per share of $.34, in the third quarter of 2008 compared to net income of $5.3 million, or basic net income per share of $.58, in the third quarter of 2007. The results for the third quarter of 2008 included a $13.8 million pre-tax charge ($7.2 million after-tax, or basic net loss per share of $.78) to freeze the Company’s liability to the Central States, Southeast and Southwest Areas Pension Fund (“Central States”), a multi-employer pension fund, while preserving pension benefits previously earned by Company employees covered by this plan. The results for the third quarter of 2008 also included a $4.0 million pre-tax charge ($2.1 million after-tax, or basic net loss per share of $.23) for the actions taken under the Company’s previously announced restructuring plan.
For the first nine months of 2008, the Company earned $7.7 million, or basic net income per share of $.84, compared to net income of $21.6 million, or basic net income per share of $2.37, for the first nine months of 2007. The results for the first nine months of 2008 included the combined $17.8 million of pre-tax charges ($9.3 million after-tax, or basic net loss per share of $1.01) related to Central States and the Company’s restructuring plan. The results for the first nine months of 2007 also included a $2.6 million pre-tax charge ($1.6 million after-tax, or basic net income per share of $.18) related to a simplification of the Company’s operating management structure and reduction in workforce.
J. Frank Harrison, III, Chairman and CEO, said, “We saw a modest improvement in our gross margin during the third quarter as compared to last year and are seeing initial positive results from our restructuring and continuous improvement plan that we implemented in July. We continue to challenge ourselves to find new ways to better deal with an extremely challenging set of business conditions and are very pleased with how our employees have responded implementing more cost effective ways of getting our products into the marketplace and serving our customers.”

William B. Elmore, President and COO, added, “We are pleased we were able to increase our net sales by 4% and gross margin dollars slightly in the third quarter of 2008 as compared to the prior year given the rapidly softening economy and extraordinary increases in raw materials costs. It should also be noted that a severe gasoline shortage in the month of September, primarily in Charlotte and Nashville, had a considerable negative impact on our convenience store business. Our intense focus on price realization to cover input costs coupled with aggressive but thoughtful reductions in operating expenses delivered a sizable increase in operating income on a normalized basis (i.e., excluding the Central States and restructuring expenses).”
J. Frank Harrison, III summarized, “The current uncertainty in the economy presents a challenge for our consumers, customers, suppliers and employees. Nonetheless, because we make, sell, and deliver the premier nonalcoholic beverages in the world and have a highly dedicated and talented workforce, we remain confident about our future prospects.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2007 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2008	2007	2008	2007
Net sales	$381,563	$367,360	$1,115,240	$1,095,359

Cost of sales	225,736	212,148	647,615	619,366

Gross margin	155,827	155,212	467,625	475,993
Selling, delivery and administrative expenses	149,384	134,972	421,300	402,710

Income from operations	6,443	20,240	46,325	73,283

Interest expense	9,406	12,135	29,789	36,647
Minority interest	705	110	1,726	1,960

Income (loss) before income taxes	(3,668)	7,995	14,810	34,676
Income taxes (benefit)	(523)	2,722	7,135	13,061

Net income (loss)	$(3,145)	$5,273	$7,675	$21,615

Basic net income (loss) per share:
Common Stock	$(.34)	$.58	$.84	$2.37

Weighted average number of Common Stock shares outstanding	6,644	6,644	6,644	6,644

Class B Common Stock	$(.34)	$.58	$.84	$2.37

Weighted average number of Class B Common Stock shares outstanding	2,500	2,480	2,500	2,480

Diluted net income (loss) per share:
Common Stock	$(.34)	$.58	$.84	$2.36

Weighted average number of Common Stock shares outstanding — assuming dilution	9,144	9,144	9,159	9,140

Class B Common Stock	$(.34)	$.58	$.83	$2.36

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,500	2,500	2,515	2,496